EXHIBIT 3.02

                      DECLARATION AND AGREEMENT OF TRUST
                                      OF
                             KENMAR GLOBAL TRUST


      THIS Declaration and Agreement of Trust of Kenmar Global Trust, dated as of July 17, 1996 (this "Agreement"), is entered into by and among Kenmar Advisory Corp., a Connecticut corporation, as managing owner (the "Managing Owner"), Wilmington Trust Company, a Delaware banking corporation, as trustee (the "Trustee") and Kenmar Venture Partners Limited Partnership, a Delaware limited partnership, as initial beneficial owner (the "Initial Beneficial Owner"). The Managing Owner, the Trustee and the Initial Beneficial Owner hereby agree as follows:

      1. Name. The name of the trust formed hereby is Kenmar Global Trust (the "Trust").

      2. Creation of Trust. The Initial Beneficial Owner hereby assigns, transfers, conveys and sets over to the Trustee the sum of $1,600. The Managing Owner hereby assigns, transfers, conveys and sets over to the Trustee the sum of $400. The Trustee hereby acknowledges receipt of such amounts in trust from the Initial Beneficial Owner and the Managing Owner, which amounts shall constitute the initial trust estate. The Trustee hereby declares that it will hold the trust estate in trust for the Initial Beneficial Owner and the Managing Owner. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. ss.3801, et seq. (the "Act"), and that this document constitute the governing instrument of the Trust. The Trustee is hereby authorized and directed to file a certificate of trust with the Delaware Secretary of State.

      3. Powers of the Managing Owner and the Trustee. The duty and authority of the Trustee to manage the business and affairs of the Trust is hereby delegated to the Managing Owner. The Trustee shall have only the rights, obligations and liabilities specifically provided for herein and in the Act and shall have no implied rights, obligations and liabilities with respect to the business or affairs of the Trust. The Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law.

      4. Power to Resign. The Trustee may resign at any time by notice in writing delivered to the Trust.

      5. Indemnification. The Managing Owner and the Initial Beneficial Owner shall indemnify and hold harmless the Trustee, its affiliates and all officers, directors, stockholders, employees, representatives and agents of the Trustee (each, a "Covered Person"), from and against any loss, damage or claim imposed on, incurred by or asserted at any time against such Covered Person in any way relating to or arising out of this Agreement, the administration of the trust estate or the action or inaction of such Covered Person hereunder, except that no such Covered Person shall be entitled to indemnification for losses, damages or claims arising or resulting from its own bad faith, willful misconduct, gross negligence or reckless disregard of its duties and obligations hereunder.

      6. Economic Interests. The economic interests of the Managing Owner and the Initial Beneficial Owner in the Trust shall be in proportion to their contributions to the Trust.

      7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all which shall constitute one in the same instrument.

      8. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws.

      IN WITNESS WHEREOF, the parties hereto have executed this Declaration and Agreement of Trust as of the day and year first above written.

                                    KENMAR ADVISORY CORP., as Managing
                                          Owner



                                    By:   /s/ Marc S. Goodman
                                          --------------------------------
                                          Name: Marc S. Goodman
                                          Title: President

                                    WILMINGTON TRUST COMPANY, as Trustee



                                    By:   /s/ W. Chris Sponenberg
                                          --------------------------------
                                          Name: W. Chris Sponenberg
                                          Title: Financial Services Officer

                                    KENMAR VENTURE PARTNERS LIMITED
                                          PARTNERSHIP, as Initial Beneficial
                                          Owner

                                    By:   KENMAR ADVISORY CORP., as General
                                          Partner



                                    By:   /s/ Kenneth A. Shewer
                                          --------------------------------
                                          Name: Kenneth A. Shewer
                                          Title: Chairman